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                                                                    EXHIBIT 10.4

                              CONSULTING AGREEMENT

         THIS CONSULTING AGREEMENT (the "Agreement") is made and entered into as of the 14th day of July, 1998, by and between Robert G. Roskamp ("Roskamp") and American Retirement Corporation, a Tennessee corporation ("ARC").

                                   WITNESSETH:

         WHEREAS, ARC, Freedom Group, Inc., a Florida corporation ("FGI"), and the shareholders of FGI have entered into that certain Agreement and Plan of Merger, dated as of May 29, 1998 (the "Merger Agreement"), to provide for the merger of FGI with and into ARC (the "Merger"); and

         WHEREAS, the closing of the transactions contemplated by the Merger Agreement (the "Closing") are taking place as of the date hereof.

         NOW, THEREFORE, to induce ARC to proceed with the Closing and the Merger and in consideration of such Closing and Merger, and in further consideration of the mutual covenants and agreements contained herein and in the Merger Agreement, and intending to be legally bound thereby, the parties hereto do hereby agree as follows:

         1. Engagement as Consultant.

                  a. ARC hereby retains and engages Roskamp to render to ARC consulting services in respect of the operations, properties, and business of ARC as reasonably requested by ARC for a period ending on the third anniversary of the date hereof (the "Consulting Term"). Such services shall include, without limitation, (i) consultation with respect to the development of new ARC projects, (ii) assistance in the transition and integration of the operations of FGI with and into ARC, and (iii) consultation in connection with applications for master trust or condominium life estate concepts in developed or acquired communities. Roskamp hereby accepts such engagement and agrees to render such services upon the terms and conditions herein set forth.

                  b. At any time and from time to time during the Consulting Term, at ARC's request, Roskamp agrees to assist and support ARC in any manner reasonably requested in order to effectuate the transactions contemplated by the Merger Agreement.

                  c. It is understood that Roskamp is to act as a consultant and adviser to ARC and is not an employee, agent of, or co-venturer with ARC in any respect. Roskamp shall have no right, authority, or power to act for or on ARC's behalf. The relationship between ARC and Roskamp shall be that of independent contractor.

         2. Noncompetition and Nonsolicitation. For a period of three (3) years from the date hereof, Roskamp will not, directly or indirectly:



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                  a. own, manage, operate, control, or participate in the
         ownership, management, operation, or control of, or be connected as an officer, employee, partner, director, consultant, or otherwise with, or have any financial interest in or aid or assist anyone else in the conduct of any independent living, assisted living, nursing home, retirement community or any other business that is in competition in any way with ARC, or any affiliate thereof (a "Competing Business"), within a ten (10) mile radius of the operations or facilities of ARC, or any affiliate thereof.

                  b. for so long as Roskamp is a director of ARC, and in addition to subsection (a) above, own, manage, operate, control, or participate in the ownership, management, operation, or control of, or be connected as an officer, employee, partner, director, consultant, or otherwise with, or have any financial interest in or aid or assist anyone else in the conduct of any Competing Business outside of a ten
         (10) mile radius of the operations or facilities of ARC, or any affiliate thereof unless, prior to entering into, or agreeing to, any such matter or arrangement, Roskamp first offers to ARC the right to manage and acquire such Competing Business.

                  c. Notwithstanding anything in subsection 2(a) or (b) above to the contrary, Roskamp shall be permitted to (i) retain his ownership interests in the Currently Owned Communities, and (ii) own, manage, operate, control, finance and be involved with any business or enterprise that is located in Maricopa County, Arizona and that is operated by a joint venture, partnership or company in which Sun Health Properties Investment or its affiliates has a significant and meaningful ownership and financial interest. As used herein, "Currently Owned Communities" shall mean (i) Freedom Square, located in Seminole, Florida, (ii) Seminole Nursing Pavilion, located in Seminole, Florida,
         (iii) Freedom Village at Brandywine, located in Brandywine, Pennsylvania, (iv) Sarasota Bay Club, located in Sarasota, Florida, (v) Grandview Terrace, located in Sun City, Arizona, (vi) Freedom Plaza, located in Peoria, Arizona, (vii) Freedom Village, located in Lake Forrest, California, and (viii) The Village, located in Hemet, California.

                  d. solicit or accept business from any of ARC's, or any affiliate thereof's, former or current customers, including actively sought prospective customers, for purposes of providing products or services in competition with ARC, or any affiliate thereof; or

                  e. solicit, interfere with, or endeavor to entice away any employee of ARC, or any affiliate thereof, other than Steve Roskamp or Brian Roskamp.

                  f. Nothing in this Agreement shall be deemed to define, describe, alter, diminish, minimize or affect any fiduciary duty or duty of loyalty that Roskamp may now or hereafter owe to ARC or its affiliates.

         3. Consideration and Compensation. In consideration of the performance by Roskamp of his obligations under Section 1 above and the agreements of Roskamp contained in Section 2




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above, ARC agrees to pay Roskamp $150,000 per annum during the term of this
Agreement, payable bi-weekly.

         4. Nondisclosure. Roskamp shall not disclose to any person any confidential information possessed or obtained by him with respect to FGI's or ARC's, or any affiliate thereof's, services, products, improvements, intellectual property, designs or styles, processes, customers, methods of marketing or distribution, systems, procedures, plans, proposals, policies, or methods, the disclosure of which would be damaging to ARC, or any affiliate thereof, nor shall he make any false statements regarding FGI or ARC, or any affiliate thereof, or take any other action that would be damaging to ARC, or any affiliate thereof.

         5. Remedies Upon Breach; Reasonableness of Provisions.

                  a. In the event of a breach of this Agreement by Roskamp, ARC shall be entitled to any remedy available to it at law or in equity. In addition, in the event of such breach, Roskamp shall resign from his position as a member of ARC's board of directors (and any committee(s) thereof).

                  b. ARC acknowledges that if ARC fails to make a payment required hereunder for any reason other than (i) Roskamp's breach hereof or (ii) as permitted by the terms of the Merger Agreement, this Agreement shall, at the election of Roskamp, be null and void and Roskamp shall be entitled to enforce Section 3 hereof by any remedy available to him at law or in equity.

         6. Termination Upon a Change in Control. Upon a Change in Control (as defined below) of ARC, Roskamp shall have the right to terminate this Agreement and neither party shall have any further obligation hereunder. For purposes of this Agreement, a "Change in Control" means the happening of any of the following: any person or entity, including a "group" as defined in Section 13(d)(3) of the Exchange Act, other than ARC or a wholly-owned subsidiary of ARC or any employee benefit plan of ARC or any of its subsidiaries, becomes the beneficial owner of ARC's securities having greater than 50% of the combined voting power of the then outstanding securities of ARC that may be cast for the election of directors of ARC (other than as a result of an issuance of securities initiated by ARC in the ordinary course of business); (ii) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sales of assets or contested election, or any combination of the foregoing transactions, less than a majority of the combined voting power of the then outstanding securities of ARC or any successor corporation or entity entitled to vote generally in the election of the directors of ARC or such other corporation or entity after such transaction are held in the aggregate by the holders of ARC's securities entitled to vote generally in the election of directors of ARC immediately prior to such transaction; or (iii) during any period of two consecutive years, individuals who at the beginning of any such period constitute the Board of Directors of ARC cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by ARC's shareholders, of each director of ARC first elected during such period was



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approved by a vote of at least two-thirds of the directors of ARC then still in office who were directors of ARC at the beginning of any such period.

         7. Severability; Headings. In the event that any provision of this Agreement is declared invalid or unenforceable, such invalidity or unenforceability shall in no way effect the validity or enforceability of any other provision. The clauses and provisions of this Agreement that are deemed to be invalid or unenforceable shall be limited so that they shall remain in effect to the extent permitted by law. The headings herein are for reference purposes only and are not intended in any way to describe, interpret, define, or limit the extent or intent of this Agreement or any part hereof.

         8. Modification. No modification, amendment, or waiver of any of the provisions of this Agreement shall be effective unless made in a writing specifically referring to this Agreement, and signed by each of the parties hereto.

         9. Successors and Assigns. The rights and obligations of ARC hereunder shall be binding upon and run in favor of the successors and assigns of ARC. The rights and obligations of Roskamp hereunder shall be binding upon, shall inure to the benefit of, and shall be enforceable by the heirs, successors, assigns, and legal or personal representatives of Roskamp. Roskamp may not assign, transfer, or otherwise dispose of any of his rights or obligations without the prior written consent of ARC.

         10. Notices. All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed given if delivered personally, sent by nationally recognized, overnight courier, or mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by facsimile (followed with a copy sent by courier or registered or certified mail) to the parties at the following addresses (or at such address for a party as shall be specified by notice hereunder):

         To ARC:

         American Retirement Corporation
         111 Westwood Place, Suite 402
         Brentwood, TN 37027
         Attention: W.E. Sheriff
         Telephone: (615) 221-2250
         Fax: (615) 221-2269




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         with a copy to:

         Bass, Berry & Sims PLC
         2700 First American Center
         Nashville, TN 37238
         Attention: T. Andrew Smith
         Telephone: (615) 742-6266
         Fax: (615) 742-2766

         To Roskamp:

         Robert G. Roskamp
         1401 Manatee Avenue West
         Bradenton, FL 34205
         Telephone: (941) 746-2201
         Fax: (941) 747-9389

         with a copy to:

         Holland & Knight LLP
         315 Calhoun Street, Suite 600
         Tallahassee, FL 32301
         Attention: Morris H. Miller
         Telephone: (850) 425-5655
         Fax: (850) 224-8832

All such notices and other communications shall be deemed to have been received
(a) in the case of personal delivery, on the date of such delivery, (b) in the case of delivery by nationally recognized, overnight courier, on the business day following dispatch, (c) in the case of mailing, on the fifth business day following such mailing, and (d) in the case of a facsimile, when the party receiving such facsimile shall have confirmed receipt of the communication (or when the copy sent by courier or registered or certified mail shall have been deemed to have been received pursuant to clause (a), (b), or (c)).

         11. Entire Agreement; Governing Law. This Agreement shall constitute the entire Agreement between the parties with respect to the subject matter hereof and shall be governed by the laws of the State of Tennessee as such laws are applied to agreements between Tennessee residents entered into and to be performed entirely in Tennessee without regard to the principles of conflict of laws thereof.

         12. Prevailing Party. In the event of any dispute that results in a suit or other legal proceeding to construe or enforce any provision of this Agreement or because of an alleged breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the parties



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agree that the prevailing party (in addition to all other amounts and relief to which such party may be entitled) shall be entitled to recover reasonable attorneys' fees and other costs incurred in any action or proceeding.

         13. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall constitute an original hereof, but all of which together shall constitute one agreement.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date and year first above written.

                                        AMERICAN RETIREMENT CORPORATION


                                        By:    /s/ H. Todd Kaestner
                                               ---------------------------------
                                        Name:  H. Todd Kaestner
                                               ---------------------------------
                                        Title: Executive Vice President
                                               ---------------------------------


                                        ROBERT G. ROSKAMP


                                        /s/ Robert G. Roskamp
                                        ----------------------------------------





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